Exhibit 10.1

February 6, 2020
John Howard
313 Iron Horse Way
Providence, RI

Dear John,

I am pleased to extend this employment opportunity as the Chief Financial Officer, in our Eden Prairie, Minneapolis corporate office reporting directly to me. The effective date of your new role will be on or about February 9, 2020.

The following information outlines the details of your new position with the Company:

•	Base Salary: You will be paid an annual salary of $600,000, effective February 9, 2020. Your salary will be paid on a bi-weekly basis in accordance with the Company’s payroll practices.

•	Insurance Coverage: Your insurance coverage will remain in place based on your current enrollment.

•	401K: You will continue to be eligible to participate in the Company’s 401(k).

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Paid Time Off: The Company believes that it is important for all associates to take time off to re-energize. We also believe that leaders should take responsibility for managing the integration of work and life by managing the ever-present needs of the business and their own personal need to spend time away from work rejuvenating.   Company leaders are encouraged to take time off as needed. Time off will not be accrued or tracked.

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Annual Incentive Program: You will be eligible to participate in UNFI’s Annual Incentive Plan (AIP) targeted at 100% of your base salary based on achievement of certain fiscal year goals and objectives. This annual incentive will be payable in conjunction with all year-end incentive payments.

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Equity Incentive Program: Subject to approval by the Compensation Committee, your annual equity award for your new role is targeted at 200% of your then-applicable annual base salary. This represents a grant-date value of $1,200,000 (at your current base salary) to be awarded for the annual grant after the end of the 2020 fiscal year (for fiscal 2021). This annual long-term incentive grant will be granted in a combination of restricted stock units (three-year ratable vesting) and performance stock units (with three-year cliff vesting and subject to achievement of pre-set performance objectives). This annual long-term incentive grant will be made on the same or similar terms as the long-term incentive awards granted to similarly situated executives of the Company and further subject to the terms and conditions of the respective award agreements evidencing the grant. The Company, at its discretion, from time to time may change, modify, amend, or terminate this incentive plan, policy, program, or arrangement.

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Severance. You will be entitled to severance benefits consistent with similarly situation executive officers, which benefits will include the following and be documented in a Severance Agreement substantially in the form of Severance Agreement filed on the Company’s Form 8-K dated October 29, 2019. In the event of any inconsistency between the terms of the Severance Agreement and those described herein, the terms of the Severance Agreement shall control. If the Company terminates your employment without Cause, or you resign for Good Reason, then the Company shall continue to pay you your base salary in effect as of the date of such termination or resignation for a period of one (1) year, subject to applicable withholding and deductions. In addition, the Company shall pay you, subject to applicable withholding and deductions, any Earned Incentive Compensation (as defined in the form of Severance Agreement), when such Earned Incentive Compensation would otherwise be payable, if the Employee’s employment was not terminated. If the Company terminates your employment without Cause, or you resign for Good Reason, the Company shall also pay you a lump sum of $35,000 that you may use to procure group health plan coverage for yourself and your eligible dependents or otherwise.

The severance benefits described herein shall be subject to terms and conditions similar to those applicable in the employment arrangements of other similarly situated Company executives.

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Change in Control. You will be entitled to severance benefits in connection with a Change in Control consistent with similarly situation executive officers, which benefits will include the following and be documented in a Change in Control Agreement substantially in the form of Change in Control Agreement filed on the Company’s Form 8-K dated November 8, 2018. In the event of any inconsistency between the terms of the Change in Control Agreement and those described herein, the terms of the Change in Control Agreement shall control. If your employment is terminated without Cause within two years following a Change in Control, or if you resign for Good Reason within such two year period, then the Company shall pay you, in a lump sum, an amount equal to two times the sum of (a) your base salary in effect as of the date of such termination or resignation (or, if greater, the base salary set forth in this letter) plus (b) your annual incentive bonus payment at target levels of performance, which total amount shall be subject to applicable withholding and deductions and shall be paid within sixty (60) days of such termination or resignation. In addition, if your employment is terminated without Cause within two years following a Change in Control, or if you resign for Good Reason within such two year period, you shall be entitled to your annual incentive bonus payment, prorated for your time of employment, based on actual performance and payable at the time it would otherwise be paid had your employment not terminated, subject to applicable withholding and deductions.  The LTI Grant, and any other equity or equity-based awards will become fully vested following a Change in Control (with all performance-based criteria deemed met at target levels of performance) upon your termination of employment if your employment is terminated by the Company without Cause or if you resign for Good Reason within two years after a Change in Control.

If the Company terminates your employment without Cause, or you resign for Good Reason, within two years after a Change in Control, the Company shall also pay you a lump sum of $105,000 that you may use to procure group health plan coverage for yourself and your eligible dependents or otherwise.

The Change in Control severance benefits described herein shall be subject to terms and conditions similar to those applicable in the employment arrangements of other similarly situated Company executives.

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Restrictive Covenants; Recoupment; Definitions; Other Terms. In connection with your employment by the Company, you will be required to agree to restrictive covenants for the benefit of the Company and its subsidiaries on the same terms as other similarly situated executives. Your compensation shall be subject to recoupment pursuant to the Company’s policies from time to time in effect and you will be required to adhere to all applicable Company policies and procedures. Capitalized terms used but not defined herein will have the meanings provided in the Company’s compensation plans.

The Company is an equal opportunity employer and complies with all laws applicable to employers. The Company also is an “at will” employer. This means that your employment is for no definite period of time and may be terminated at any time by you or the company with or without cause for any lawful reason. The “at will” status of your employment can be modified only by a written individual contract signed by you and the Chair of the Board of Directors of the Company.
This letter states the full terms of our offer of employment and supersedes all previous offers or other communications by any representative of the company regarding the terms of your employment, including but not limited to that prior offer of employment that was entered into between you and the Company regarding your role as Interim CFO. If you agree with the terms of employment described above for the role outlined herein please sign and return to the undersigned a copy of this letter on or before February 6, 2020.
Sincerely,

/s/ Steve Spinner
Steve Spinner
Chairman & Chief Executive Officer

/s/ John W. Howard                                February 6, 2020
John Howard                          Date